Exhibit 10.1*
CORRECTED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) was entered into on April 1, 2021, between Activision Blizzard, Inc. (the “Employer” or “Activision Blizzard” and, together with its subsidiaries, the “Activision Blizzard Group”), and Armin Zerza (“you”) and was corrected as of the date signed by both you and the Employer.
RECITAL
WHEREAS, the Employer and you are parties to an employment agreement dated as of June 23, 2015, which will expire on March 31, 2022 (“Old Employment Agreement”);
WHEREAS, upon the date that you become the Chief Financial Officer of Activision Blizzard (which shall occur on a date mutually agreed between you and the Chief Executive Officer), you will cease to be the EVP, AB Chief Commercial Officer & Blizzard COO for Activision Blizzard (“Promotion Date”);
WHEREAS, the Employer desires to employ you on different terms and conditions after March 31, 2021, and you desire to be so employed by the Employer, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Employer and you agree that this Agreement will supersede all of the Employer’s obligations under the Old Employment Agreement in their entirety, except as otherwise specifically provided herein; and,
WHEREAS, Activision Blizzard’s performance-oriented pay practices target compensation no greater than the median of its group of peer companies. If Activision Blizzard exceeds its target performance measurements for the relevant performance period, then, at the sole and absolute discretion of the Chief Executive Officer with the approval of the Compensation Committee of the Board of Directors for Activision Blizzard (the “Compensation Committee”), Activision Blizzard may increase your compensation for the relevant performance period up to the average compensation earned by similarly situated executives of Activision Blizzard’s peer companies, adjusted for tenure, role and any other discretionary criteria to be determined by the Chief Executive Officer.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Employer and you hereby agree as follows, incorporating the Recitals as a part of this Agreement:
1.Term of Employment
(a)The term of your employment under this Agreement (the “Term”) shall commence on April 1, 2021 (the “Effective Date”) and shall end on March 31, 2024 (the

“Expiration Date”) (or such earlier date on which your employment is terminated under Section 9). The Employer shall have the option to extend the Term by one year, in its sole and absolute discretion, by notifying you in writing of its intent to do so no later than the original Expiration Date. If prior to April 1, 2025, the Employer determines that you have received or will receive by March 31, 2025, in the aggregate, at least twice the value of your target compensation under this Agreement in cash compensation and equity compensation (valued on the higher of (a) the closing price of the Employer’s common stock price on the date of vesting or (b) the closing price of the Employer’s common stock price as of March 24, 2025), the Employer shall have the option to extend the Term by up to one year (through March 31, 2026) by notifying you in writing of its intent to do so no later than the original Expiration Date. The final date of any such extended Term shall thereafter be referred to as the “Expiration Date” for purposes of this Agreement and the Term shall end on such date (or such earlier date on which your employment is terminated under Section 9). Except as set forth in Section 11(s), upon the Expiration Date (or such earlier date on which your employment is terminated) all obligations of the Employer and all of your rights under this Agreement shall immediately lapse.
(b)You and the Employer each agree to provide the other with at least six (6) months’ notice of any intent not to continue your employment following the Expiration Date. If your employment continues beyond the Expiration Date, you shall remain an at-will employee whose employment may be terminated by either party to this Agreement at any time for any reason.
2.Compensation
(a)Subject to the provisions of this Agreement, in full consideration for all rights and services provided by you under this Agreement, during the Term you shall receive only the compensation set forth in this Section 2.
(b)Commencing on April 1, 2021, you shall receive an annual base salary (“Base Salary”) of eight hundred thousand dollars ($800,000), which shall be paid in accordance with the Employer’s payroll policies. Your Base Salary shall be reviewed periodically at the same time as similarly situated executives of the Employer and may be increased by an amount determined by the Employer, in its sole and absolute discretion.
(c)Beginning with respect to calendar year 2021, you will be eligible to receive an annual discretionary bonus (the “Annual Bonus”). The target amount of your Annual Bonus will be one hundred fifty percent (150%) of your Base Salary as in effect at the beginning of each year and may be delivered in cash or equity or any combination thereof. In all instances, the actual amount and the form (e.g., cash and/or equity) of the Annual Bonus, if any, shall be determined by the Compensation Committee, in its sole and absolute discretion, and may be based on, among other things, your Base Salary, the portion of the year falling in the Term (e.g., a partial bonus with respect to your service during calendar year 2021 or any other calendar year determined in a manner consistent with similarly situated executives of the Employer who served during a portion of the year), your overall performance and the performance of the Employer. The cash and equity portion of the Annual Bonus, if any, will be paid at the same time as the cash and equity portion of the bonuses for that year are generally paid to other executives, but in no event earlier than the first day of the first month, or later than the fifteenth (15th) day of the third month, of the year following the year to which the Annual Bonus relates. In all instances, you must remain continuously employed by the Activision Blizzard Group through the date on which the cash and equity portions of the Annual Bonus, if any, are paid, granted, or delivered to you, for you to be eligible to receive such Annual Bonus.
(d)At the next regularly scheduled meeting of the Compensation Committee that includes equity granting on the agenda and occurs after the Effective Date, the 2021 Contract Equity Awards (as defined below) shall be presented for approval; once approved, they shall be granted in the first open trading window thereafter. Activision Blizzard will grant to you equity awards as follows:
(i)Activision Blizzard shall grant to you a one-time non-qualified stock options to purchase shares of Activision Blizzard’s common stock (“Shares”) with a total grant value of approximately four million dollars ($4,000,000) (the “2021 Options”). The actual number of stock options awarded to you on the grant date shall be determined based on the Grant Date Price, and an applicable binomial factor selected by the Employer and determined using the same methodology used with respect to similarly situated executives of the Employer. The number of stock options awarded shall be rounded to the nearest whole number, and Activision Blizzard retains the discretion to modify the methodology for such calculations as needed, so long as such methodology is the same with respect to similarly situated executives of the Employer. The 2021 Options shall be awarded with an exercise price per share that is equal to the Grant Date Price. Finally, one-half of the 2021 Options shall be eligible to vest on March 31, 2024 and one-half of the 2021 Options shall be eligible to vest on March 31, 2025, subject to your remaining employed by Activision Blizzard through each applicable vesting date.
(ii)Activision Blizzard shall grant you a sign on bonus with a target value of one million dollars ($1,000,000) (less required taxes and withholdings, if paid in cash) (“Long Term Commitment Bonus”). The Long Term Commitment Bonus may be delivered in cash or time-based vesting restricted share units or any combination thereof and is subject to your remaining continuously employed through March 31, 2024. The actual form (e.g., cash and/or equity) of the Long Term Commitment Bonus, shall be determined by the Compensation Committee, in its sole and absolute discretion. This Long Term Commitment Bonus will not be fully earned by you until you have completed three years of continuous employment under this Agreement; accordingly, it will not be fully earned or fully vested unless you remain employed through March 31, 2024, rendering it subject to recapture. Specifically, if your employment terminates pursuant to Section 9(a), or you resign in breach of Section 9(b), before the Long Term Commitment Bonus is fully earned, you agree to return to the Employer the value of the cash and/or Shares delivered to you under this Long Term Commitment Bonus provision within thirty (30) days of the termination of your employment as follows: for a termination prior to March 31, 2022, you will repay 100% of the value; for a termination between April 1, 2022 and March 31, 2023, you will repay 66%; for a termination between April 1, 2023 and March 30, 2024, you will repay 33%. For the purposes of any recapture or repayment of Shares delivered as part of the Long Term Commitment Bonus, if any, the Share value will be calculated using the closing share price on the date the Shares originally were delivered to you. If you remain employed by the Activision Blizzard Group continuously through March 31, 2024, the Long Term Commitment Bonus shall be fully earned and vested as of that date such that if your employment subsequently terminates for any reason you will not have to repay any portion thereof. If you do not repay the Long Term Commitment Bonus or any portion of the bonus upon demand by the Employer, you will be liable for the attorney’s fees and costs incurred by the Employer in having to collect such sums from you. The fact that you are receiving this Long Term Commitment Bonus and the terms under which you will be required to repay it in no way affect your other obligations under this Agreement.
(iii)Commencing with the Employer’s 2021 annual grant process and not more than once per fiscal year during the Term, Activision Blizzard annually shall grant to you performance-vesting restricted share units (“PSUs”), which represent the conditional right to receive Shares (the “Annual PSUs”), with a target value at the time of grant of approximately one million eight hundred seventy six thousand dollars ($1,876,000) (the “Annual Target PSU Grant Value”). The actual number of Annual PSUs awarded to you on each grant date shall be equal to the Annual Target PSU Grant Value divided by the Grant Date Price (it being recognized that if the maximum performance objectives are met for all of the Annual PSUs, the value of the Shares received upon vesting for all of the Annual PSUs would have been approximately two million three hundred forty five thousand dollars ($2,345,000) at the time of grant, representing approximately one hundred twenty five percent (125%) of the Annual Target PSU Grant Value). The number of Annual PSUs awarded shall be rounded to the nearest whole number and shall be determined by the Compensation Committee in its sole and absolute discretion, and Activision Blizzard retains the discretion to modify the methodology for such calculations as needed, so long as such methodology is the same used with respect to similarly situated executives of the Employer. Subject to your remaining employed by Activision Blizzard through each applicable vesting date, the actual number of each Annual PSU award shall vest as follows:
a.Twenty five percent (25%) of the Annual PSUs will be divided equally into three tranches over three 1-fiscal year performance measurement periods.  Each tranche will be eligible to vest the March 31st following the end of the relevant fiscal year, if, and only if, the Compensation Committee determines that Activision Blizzard’s annual OI is ninety percent (90%) or more of the OI Objective for the same performance period and the number of Shares delivered will be calculated based on the OI Performance Curve.
b.Twenty five percent (25%) of the Annual PSUs will be divided equally into three tranches over three 1-fiscal year performance measurement periods.  Each tranche will be eligible to vest the March 31st following the end of the relevant fiscal year, if, and only if, the Compensation Committee determines the TSR Performance for the relevant performance measurement period is ninety percent (90%) or more of the annual TSR target established for the same performance period and the number of shares delivered will be calculated based on the TSR Performance Curve.
c.Fifty percent (50%) of the Annual PSUs will be divided equally into three tranches over three 1-fiscal year performance measurement periods.  Each tranche will be eligible to vest the March 31st following the end of the relevant fiscal year, if, and only if, the Compensation Committee determines that EPS for the same performance period is ninety percent (90%) or more of the annual EPS Objective, and the number of shares delivered will be calculated based on the EPS Performance Curve.
(iv)Commencing with the Employer’s 2021 annual grant process and not more than once per fiscal year during the Term, Activision Blizzard shall grant to you PSUs, which represent the conditional right to receive Shares with performance objectives contingent upon cumulative performance for three full fiscal years (“Annual 3-Year PSUs”), with a target value at the time of grant of approximately one million five hundred thousand dollars ($1,500,000) (“Annual Target 3-Year PSU Grant Value”). The actual number of Annual 3-Year PSUs awarded to you on the grant date shall be equal to the Annual Target 3-Year PSU Grant Value divided by the Grant Date Price (it being recognized that if the maximum performance objectives are met for any of the Annual 3-Year PSUs, the value of the Shares received upon vesting for such the Annual 3-Year PSU would have been approximately two million three hundred forty five thousand dollars ($2,345,000) at the time of grant, representing approximately one hundred twenty five percent (125%) of the Annual Target 3-Year PSU Grant Value). The number of Annual 3-Year PSUs awarded shall be rounded to the nearest whole number and shall be determined by the Compensation Committee in its sole and absolute discretion, and Activision Blizzard retains the discretion to modify the methodology for such calculations as needed, so long as such methodology is the same used with respect to similarly situated executives of the Employer. Subject to your remaining employed by Activision Blizzard through each applicable vesting date, the actual number of each Annual 3-Year PSU award shall vest as follows:
a.Twenty-five percent (25%) will be eligible to vest no later than the March 31st following the end of the relevant three-year performance period, if, and only if, the Compensation Committee determines that Activision Blizzard’s cumulative annual OI is ninety percent (90%) or more of the relevant OI Objective for the relevant performance period and the number of shares delivered will be calculated based on the OI Performance Curve.
b.Twenty five percent (25%) will be eligible to vest no later than the March 31st following the end of the relevant three-year performance period if, and only if, the Compensation Committee determines the TSR Performance for the relevant performance measurement period is ninety percent (90%) or more of the three-year TSR target established for the relevant performance period and the number of shares delivered will be calculated based on the TSR Performance Curve.
c.Fifty percent (50%) will be eligible to vest no later than the March 31st following the end of relevant three-year performance period, if, and only if, the Compensation Committee determines that cumulative EPS for the relevant performance measurement period is ninety percent (90%) or more of the relevant three-year EPS Objective, and the number of shares delivered will be calculated based on the EPS Performance Curve.
(v)Activision Blizzard shall grant to you a one-time award of PSUs (“2021 Long Term Equity”), with a target value at the time of the grant of approximately six million dollars ($6,000,000) (“Target 2021 Long Term Equity Grant Value”). The actual number of PSUs awarded to you on the grant date shall be equal to the Target 2021 Long Term Equity Grant Value divided by the Grant Date Price (it being recognized that if the maximum performance objectives are met for all of the 2021 Long Term Equity, the value of the Shares received upon vesting for all of the 2021 Long Term Equity would have been approximately seven million five hundred thousand dollars ($7,500,000) at the time of grant, representing approximately one hundred twenty five percent (125%) of the Target 2021 Long Term Equity Grant Value). The number of 2021 Long Term Equity PSUs awarded shall be rounded to the nearest whole number and shall be determined by the Compensation Committee in its sole and absolute discretion, and Activision Blizzard retains the discretion to modify the methodology for such calculations as needed, so long as such methodology is the same used with respect to similarly situated executives of the Employer. Subject to your remaining employed by Activision Blizzard through each applicable vesting date, the 2021 Long Term Equity award shall vest as follows:
a.Sixty percent (60%) shall be divided equally into two tranches over two 3-year performance measurement periods (January 1, 2021 through December 31, 2023 and January 1, 2022 through December 31, 2024); each tranche will be eligible to vest no later than the March 31st following the end of the relevant three-year performance measurement period, if, and only if, the Compensation Committee determines that Activision Blizzard’s OI is ninety percent (90%) or more of the relevant OI Objective for the relevant performance period and the number of shares delivered will be subject to the OI Performance Curve.
b.Forty percent (40%) shall be divided equally into two tranches over two 3-year performance measurement periods (January 1, 2021 through December 31, 2023 and January 1, 2022 through December 31, 2024); each tranche will be eligible to vest no later than the March 31st following the end of the relevant three-year performance measurement period, if, and only if, the TSR Performance for the relevant performance measurement period is ninety percent (90%) or more of the three-year TSR target established for the relevant performance period and the number of shares delivered will be calculated based on the TSR Performance Curve.
(vi)For purposes of this Section 2(d) the following terms shall have the meaning set forth below:
“EPS” for the relevant performance period means Activision Blizzard’s earnings per Share as determined by the Compensation Committee and calculated in the same manner as the relevant performance measurement period’s EPS Objective.
“EPS Objective” means the operating plan EPS objective established by the Compensation Committee for the relevant performance measurement period.
“EPS Performance Curve” means and shall be determined as follows:

a.If the EPS for the relevant performance measurement period is less than ninety percent (90%) of the EPS Objective for the same period, then the relevant PSUs will not vest and shall be forfeited.
b.If EPS is ninety percent (90%) of the EPS Objective for the relevant performance measurement period, then fifty percent (50%) of the relevant tranche shall vest; if EPS is one hundred percent (100%) of the relevant EPS Objective for the relevant performance period, then one hundred percent (100%) of the relevant tranche shall vest; and if EPS is between ninety and one hundred percent (90–100%) of the relevant EPS Objective for the relevant performance period, then the vesting for that tranche will be established via straight line interpolation between those two numbers (e.g., if the EPS is ninety two percent (92%) of the relevant EPS Objective for the relevant performance period, then sixty percent (60%) of the relevant tranche shall vest).
c.If EPS is one hundred percent (100%) of the relevant EPS Objective for the relevant performance period, then one hundred percent (100%) of the relevant tranche shall vest; if EPS is one hundred twenty five percent (125%) of the relevant EPS Objective for the relevant performance period, then one hundred twenty five percent (125%) of the relevant tranche shall vest; and if EPS is between one hundred and one hundred twenty five percent (100-125%) of the relevant EPS Objective for the relevant performance period, then the vesting for that tranche will be established via straight line interpolation between those two numbers (e.g., if the EPS is one hundred two percent (102%) of the relevant EPS Objective for the relevant performance period, then one hundred two percent (102%) of the relevant tranche shall vest).
d.In no circumstance will any of the EPS PSU tranches vest at any percentage above one hundred twenty five percent (125%).
“Grant Date Price” means the official closing price of Activision Blizzard’s common stock on the effective date of the grant, as reported by NASDAQ.
“OI” means Activision Blizzard’s operating income for the relevant performance measurement period as determined by the Compensation Committee and calculated in the same manner as the relevant performance measurement period’s OI Objective
“OI Objective” means the operating plan OI objective established by the Compensation Committee for the relevant performance measurement period.

“OI Performance Curve” means and shall be determined as follows:
a.If the OI for the relevant performance measurement period is less than ninety percent (90%) of the OI Objective for the same period, then the relevant PSUs will not vest and shall be forfeited.
b.If OI is ninety percent (90%) of the relevant OI Objective for the relevant performance period, then fifty percent (50%) of the relevant tranche shall vest; if OI is one hundred percent (100%) of the relevant OI Objective for the relevant performance period, then one hundred percent (100%) of the relevant tranche shall vest; and if OI is between ninety and one hundred percent (90–100%) of the relevant OI Objective for the relevant performance period, then the vesting for that tranche will be established via straight line interpolation between those two numbers (e.g., if OI is ninety two percent (92%) of the relevant OI Objective for the relevant performance period, then sixty percent (60%) of the relevant tranche shall vest).
c.If OI is one hundred percent (100%) of the relevant OI Objective for the relevant performance period, then one hundred percent (100%) of the relevant tranche shall vest; if OI is one hundred twenty five percent (125%) of the relevant OI Objective for the relevant performance period, then one hundred twenty five percent (125%) of the relevant tranche shall vest; and if OI is between one hundred and one hundred twenty five percent (100–125%) of the relevant OI Objective for the relevant performance period, then the vesting for that tranche will be established via straight line interpolation between those two numbers (e.g., if the OI is one hundred two percent (102%) of the relevant OI Objective for the relevant performance period, then one hundred two percent (102%) of the relevant tranche shall vest).
a.In no circumstance will any of the OI PSU tranches vest at any percentage above one hundred twenty five percent (125%).
“S&P 500 TSR” means the rate of return on the S&P 500 Total Return Index, determined by reference to the increase or decrease, as the case may be, between the average of the closing value of the S&P Total Return Index for the thirty (30) NASDAQ trading days leading up to, and inclusive of, the TSR Performance measurement period’s start date and the thirty (30) trading days leading up to, and inclusive of, the period’s end date.
“S&P 500 Total Return Index” means the index of this name promulgated by S&P Dow Jones Indices, and reflects the stock price performance of the constituent companies in the index, together with the assumed reinvestment of dividends (or, in the event that the S&P 500 Total Return Index is discontinued or, in the opinion of the Compensation Committee, materially changed prior to December 31, the end of the relevant performance period, a substantially equivalent replacement index chosen by the Compensation Committee in its sole and absolute discretion; provided, however, that if the Compensation Committee determines that a substantially equivalent replacement index is not available, the Compensation Committee shall have sole and absolute discretion to determine how the calculations related to the index will be conducted, consistent with the methodology of the S&P 500 Total Return Index).
“TSR” for the relevant TSR performance measurement period means the rate of return on the Shares, assuming the reinvestment of dividends (stock price appreciation assuming dividend reinvestments, with such dividend reinvestments calculated based on same-day reinvestment into the Shares on the ex-dividend date) determined by reference to the increase or decrease, as the case may be, between the average of Activision Blizzard’s closing stock price per Share as reported by NASDAQ for the thirty (30) days leading up to, and inclusive of, the TSR Performance measurement period’s start date and the thirty (30) days leading up to, and inclusive of, the period’s end date.
“TSR Performance” means TSR minus S&P 500 TSR.
“TSR Performance Curve” means and shall be determined as follows:
a.“If the TSR Performance for the relevant performance measurement period is less than ninety percent (90%) of the TSR target established for the same period, TSR Performance during the relevant performance measurement period is less than ten percent (10%) or TSR is not greater than zero, then the relevant PSUs for that performance measurement period will not vest and shall be forfeited.
b.If TSR Performance is ninety percent (90%) of the TSR target established for the relevant performance period, then fifty percent (50%) of the relevant tranche shall vest; if TSR Performance is one hundred percent (100%) of the relevant TSR target established for the relevant performance period, then one hundred percent (100%) of the relevant tranche shall vest; and if TSR Performance is between ninety and one hundred percent (90-100%) of the relevant TSR target established for the relevant performance period, then the vesting for that tranche will be established via straight line interpolation between those two numbers (e.g., if TSR Performance is ninety two percent (92%) of the relevant TSR target for the relevant performance period, then sixty (60%) of the relevant tranche shall vest).

c.If TSR Performance is one hundred percent (100%) of the relevant TSR target set for the relevant performance period, then one hundred percent (100%) of the relevant tranche shall vest; if TSR Performance is one hundred twenty five percent (125%) of the relevant TSR target for the relevant performance period, then 125% percent of the relevant tranche shall vest; and if TSR Performance is between one hundred and one hundred twenty five percent (100-125%) of the relevant TSR target for the relevant performance period, then the vesting for that tranche will be established via straight line interpolation between those two numbers (e.g., if the TSR Performance is one hundred two percent (102%) of the relevant TSR target established for the relevant performance period, then one hundred two percent (102%) of the relevant tranche shall vest).
d.In no circumstance will any of the TSR PSU tranches vest at any percentage above one hundred twenty five percent (125%.)
(vii)Prior to the vesting of any portion of the OI PSUs as provided for in this Section 2(d), Activision Blizzard, in its sole and absolute discretion, may adjust the performance objective for the relevant fiscal year(s) by substituting the OI and OI objective of one or more new, different or additional business units or activities for that of the original business unit or activity stated herein or by prorating or otherwise combining the OI and OI objective, or by substituting one or more other objectives or elements contained in the operating plan for the OI and OI objectives or elements, in each case for purposes of determining whether or not the conditions of the relevant unvested PSUs have been satisfied. The Employer agrees that it will in good faith engage in meaningful consultation with you prior to implementing any such change.
(viii)Collectively, the options and equity grants provided for in this Section 2(d) shall be referred to as the “2021 Contract Equity Awards.” You acknowledge that the grant of 2021 Contract Equity Awards pursuant to this Section 2(d) is expressly conditioned upon approval by the Compensation Committee and that the Compensation Committee has sole and absolute discretion to approve or disapprove the grants and/or to determine and make modifications to the terms of the grants. The actual amount, performance objectives, and vesting schedule, for the 2021 Contract Equity Awards will be determined by the Compensation Committee, which has discretion to approve or disapprove all equity incentive awards and to determine and/or make modification to the terms of such awards. The 2021 Contract Equity Awards shall be subject to all terms of the equity incentive plan pursuant to which they are granted (the “Incentive Plan”), Activision Blizzard’s standard forms of award agreement and, in the event that Activision Blizzard determines that you are an Executive Officer (as defined by the Securities Exchange Act of 1934, as amended) of Activision Blizzard, the Employer’s Executive Stock Ownership Guidelines (including, but not limited to, all of the limitations on equity awards described therein); in the event of a conflict between this Agreement and the terms of the Incentive Plan or award agreements, the Incentive Plan or the award agreements, as applicable, shall govern. In addition, such annual awards, if and when approved by the Compensation Committee, shall be in addition to any previous equity incentive awards made to you.
(ix)If, pursuant to Section 1(a), the Employer exercises its two 1-year options and extends the Term through March 31, 2026, then commencing April 1, 2025 your base bonus and target equity awards will be no less than the median base bonus and target equity awarded to similarly situated executives of Activision Blizzard’s peer companies for the prior year based on available information provided by the Compensation Committee’s advisors, adjusted for tenure, role and any other discretionary criteria to be determined by the Chief Executive Officer in the Chief Executive Officer’s sole and absolute discretion with the approval of the Compensation Committee. If Activision Blizzard achieves performance in the top 25th percentile of its peer companies in fiscal year 2025 or later, the Chief Executive Officer in the Chief Executive Officer’s sole and absolute discretion with the approval of the Compensation Committee will have the right to increase your compensation up to the average compensation for Chief Financial Officers in the top 25th percentile of Activision Blizzard’s peer companies, adjusted based on criteria determined by the Chief Executive Officer in the Chief Executive Officer’s sole and absolute discretion.
3.Title; Location
You shall serve in your current positions until the Promotion Date, from which time you shall serve as Chief Financial Officer of Activision Blizzard. Your principal place of business shall be Activision Blizzard’s office in Santa Monica, California; provided, however, that you acknowledge and agree that you will be required to travel from time to time for business reasons.
4.Duties
You shall report directly to the Chief Executive Officer of the Employer (or such other executive of the Activision Blizzard Group as may be determined from time to time by it in its sole and absolute discretion) and shall have such duties commensurate with your position as may be assigned to you from time to time by the Chief Executive Officer (or, as applicable, such other executive designated by the Employer). As with all direct reports of the Chief Executive Officers, your duties, responsibilities and title are subject to adjustment. You are also required to read, review and observe all of the Activision Blizzard Group’s policies, procedures, rules and regulations in effect from time to time during the Term that apply to employees of the Employer, including, without limitation, the Code of Conduct, as amended from time to time. You shall commit yourself to a diverse and inclusive work environment. You shall devote your full-time working time to the performance of your duties hereunder, shall faithfully serve the Employer, shall in all respects conform to and comply with the lawful directions and instructions given to you by the Chief Executive Officer (or such other executive of the Activision Blizzard Group as may be determined from time to time by the Employer in its sole and absolute discretion) and shall use your best efforts to promote and serve the interests of the Activision Blizzard Group. Further, you shall at all times place the Employer’s interests above your own, not take any actions that would conflict with the Employer’s interests and shall perform all your duties for the Employer with the highest duty of care. Further, you shall not, directly or indirectly, render services of any kind to any other person or organization, whether on your own behalf or on behalf of others, without the prior written consent of the Chief Executive Officer or otherwise engage in activities that would interfere with your faithful and diligent performance of your duties hereunder.
5.Expenses
To the extent you incur necessary and reasonable travel or other business expenses in the course of your employment, you shall be reimbursed for such expenses, upon presentation of written documentation in accordance with the Employer’s policies in effect from time to time.
6.Other Benefits
(a)You shall be eligible to participate in all health, welfare, retirement, pension, life insurance, disability, perquisite and similar plans, programs and arrangements generally available to executives of the Employer from time to time during the Term, subject to the then-prevailing terms, conditions and eligibility requirements of each such plan, program, or arrangement. In addition to the foregoing benefits, Employer will provide you during the Term, at Employer’s expense, with a supplemental term life insurance policy covering your life with a face amount of $2,000,000 through a carrier of Employer’s choice (the “Target Face Amount”), subject to your insurability, as applicable. If it is determined that you are insurable at a higher cost than a healthy individual of like age, the face amount of such insurance coverage will be reduced to the maximum face amount of coverage that may be obtained for the cost of coverage of the Target Face Amount for such healthy individual.
(b)You expressly agree and acknowledge that, after the Expiration Date (or such earlier date on which your employment is terminated), you shall not be entitled to any additional benefits, except as specifically provided in this Agreement and the benefit plans in which you participate during the Term, and subject in each case to the then-prevailing terms, conditions, and eligibility requirements of each such plan.
7.Vacation and Paid Holidays
(a)You will generally be entitled to paid vacation days in accordance with the normal vacation policies of the Employer in effect from time to time; provided, however, that you will be entitled to accrue no less than twenty (20) paid vacation days per year unless your vacation balance exceeds the Employer’s then-current maximum.
(b)You shall be entitled to all paid holidays allowed by the Employer to its full-time employees in the United States.
8.Protection of the Employer’s Interests
(a)Duty of Loyalty. During the Term, you will owe a “Duty of Loyalty” to the Employer, which includes, but is not limited to, you not competing in any manner, whether directly or indirectly, as a principal, employee, agent, owner, or otherwise, with any entity in the Activision Blizzard Group; provided, however, that nothing in this Section 8(a) will limit your right to own up to five percent (5%) of any of the debt or equity securities of any business organization that is then required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.
(b)Property of the Activision Blizzard Group. All rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you, whether on your own time or not, alone or with others, during the term of your employment or resulting from your services which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of the Activision Blizzard Group, (ii) result from or are suggested by any task assigned to you or any work performed by you on behalf of the Activision Blizzard Group, (iii) were created using the time or resources of the Activision Blizzard Group, or (iv) are based on any property owned or idea conceived by the Activision Blizzard Group, shall be deemed to be a work made for hire and shall be the sole and exclusive property of the Activision Blizzard Group. You agree to execute, acknowledge and deliver to the Employer, at the Employer’s request, such further documents, including copyright and patent assignments, as the Employer finds appropriate to evidence the Activision Blizzard Group’s rights in such property. Your agreement to assign to the Activision Blizzard Group any of your rights as set forth in this Section 8(b) shall not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870, where no equipment, supplies, facility or trade secret information of the Activision Blizzard Group was used, where the invention was developed entirely upon your own time, where the invention does not relate to the Activision Blizzard Group’s business, and where the invention does not result from any work performed by you for the Activision Blizzard Group.
(c)Covenant Not to Shop. Other than during the final six (6) months of the Term, you shall not negotiate for employment with any entity or person outside of Activision Blizzard. During any such search process and thereafter you shall remain strictly subject to your continuing obligations under this Agreement, including, without limitation, your Duty of Loyalty, compliance with Activision Blizzard’s policies and your confidentiality obligations.
(d)Confidentiality. You acknowledge, and the Employer agrees, that during your employment you will have access to and become informed of confidential and proprietary information concerning Activision Blizzard. During your employment and at all times following the termination of your employment, confidential or proprietary information of Activision Blizzard shall not be used by you or disclosed or made available by you to any person except as required in the course of your employment with Activision Blizzard or as otherwise provided for in the Employee Confidential Information Agreement attached as Exhibit A hereto (the “Confidential Information Agreement”). Upon the termination of your employment (or at any time on the Employer’s request), you shall return to Activision Blizzard all such information that exists, whether in electronic, written, or other form (and all copies or extracts thereof) under your control and shall not retain such information in any form, including without limitation on any devices, disks, cloud storage, or other media. You agree to advise the Employer of the location of any such materials and information and to cooperate fully with any instructions by the Employer concerning the retrieval of any such materials and other actions that the Employer determines to be appropriate to prevent your continued access to such materials and information.

You acknowledge and agree that, because your duties will provide you with access to personal and private information of the Chairman, Chief Executive Officer and Lead Director (and their entities), you will sign and deliver a Non-Disclosure Agreement prior to the Effective Date. Without limiting the generality of the foregoing, you acknowledge signing and delivering to the Employer the Confidential Information Agreement as of the Effective Date and you agree that all terms and conditions contained in such agreement, and all of your obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein.
(e)Return of Property and Resignation from Office. You acknowledge that, upon termination of your employment for any reason whatsoever (or at any time on the Employer’s request), you will promptly deliver to the Activision Blizzard Group or surrender to the Activision Blizzard Group’s representative all property of any entity in the Activision Blizzard Group, including, without limitation, all documents and other materials (and all copies thereof) relating to the Activision Blizzard Group’s business, all identification and access cards, all contact lists and third party business cards however and wherever preserved, and any equipment provided by any member in the Activision Blizzard Group, including, without limitation, computers, telephones, personal digital assistants, memory cards and similar devices that you possess or have in your custody or under your control. You will cooperate with the Activision Blizzard Group by participating in interviews to share any knowledge you may have regarding the Activision Blizzard Group’s intellectual or other property with personnel designated by the Activision Blizzard Group. You also agree to resign from any office held by you within the Activision Blizzard Group immediately upon termination of your employment for any reason whatsoever (or at any time on the Employer’s request) and you irrevocably appoint any person designated as the Activision Blizzard Group’s representative at that time as your delegate to effect such resignation.
(f)Resignation of Positions Held Prior To Effective Date. You agree and represent that you will irrevocably resign as of the Effective Date, or such earlier date as requested by the Employer, from any and all officer and other positions you then hold with any member of the Activision Blizzard Group, whose members include, but are not limited to, Activision Blizzard Holdings I, Inc., Activision Blizzard Holdings II, Inc., Activision Blizzard Shared Services, Inc., Activision Productions, Inc., Activision Publishing Minneapolis, Inc., Activision Testing & Verification, Inc., Activision Texas, Inc., Central Technology East, Inc., Infinity Ward, Inc., Interactive Associates, Inc., Shiny Coin, LLC, Sledgehammer Games, Inc., Toys for Bob, Inc., Treyarch Corporation, Vicarious Visions, Inc., Major League Gaming Corp., Inc., Activision Blizzard Media, LLC, Activision Entertainment Holdings, Inc., Amber Holding Subsidiary Co., High Moon Studios, LLC, Iron Fang, LLC, King.com, Inc., King.com, LLC, King.com Games, LLC, Ominata, Inc., Powder Monkey Games LLC, and Z2 Live, Inc. You irrevocably appoint any person designated as Activision Blizzard’s representative at that time as your delegate to effect such resignation. You expressly agree and understand that you will no longer be authorized and agree not to sign any documents on behalf of any member of the Activision Blizzard Group as of the earlier of (i) the date when you are notified that you are no longer an authorized signatory with respect to any role you may hold or have held with a member of the Activision Blizzard Group, which includes, but is not limited to, the aforementioned entities and (ii) the Expiration Date.
(g)Covenant Not to Solicit.
(i)During your employment, you shall not, at any time or for any reason, either alone or jointly, with or on behalf of others, whether as principal, partner, agent, representative, equity holder, director, employee, consultant or otherwise, directly or indirectly: (a) offer employment to, or solicit the employment or engagement of, or otherwise entice away from the employment or engagement of Activision Blizzard, either for your own account or for any other person, firm or company, any person employed or otherwise engaged by Activision Blizzard, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of Activision Blizzard; (b) solicit, induce or entice any client, customer, contractor, licensor, agent, supplier, partner or other business relationship of Activision Blizzard to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with Activision Blizzard; (c) assist others to engage in the acts contemplated by Sections 8(g)(i)(a) or (b); or (d) engage in any subterfuge to attempt to circumvent the application of this Section.
(ii)For a period of two (2) years following the termination of your employment for any reason whatsoever, you shall not, at any time or for any reason, either alone or jointly, with or on behalf of others, whether as principal, partner, agent, representative, equity holder, director, employee, consultant or otherwise, directly or indirectly (a) solicit the employment or engagement of, either for your own account or for any other person, firm or company, any person employed or otherwise engaged by Activision Blizzard, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of Activision Blizzard; (b) assist others to engage in the acts contemplated by Section 8(g)(ii)(a); or (c) engage in any subterfuge to attempt to circumvent the application of this Section.
(iii)During your employment and at all times following the termination of your employment for any reason whatsoever, you shall not, at any time or for any reason, use the confidential or trade secret information of Activision Blizzard or any other unlawful means to directly or indirectly solicit, induce or entice any client, customer, contractor, licensor, agent, supplier, partner or other business relationship of Activision Blizzard to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with Activision Blizzard.
(iv)You expressly acknowledge and agree that the restrictions contained in this Section 8(g) are reasonably tailored to protect Activision Blizzard’s confidential information and trade secrets and to ensure that you do not violate your Duty of Loyalty or any other fiduciary duty to the Employer, and are reasonable in all circumstances in scope, duration and all other respects. The provisions of this Section 8(g) shall survive the expiration or earlier termination of this Agreement and shall remain and continue in effect if your employment becomes at-will as provided in Section 1(b).
9.Termination of Employment
(a)By the Employer for Cause.

(i)At any time during the Term, the Employer may terminate your employment for “Cause,” which shall mean a reasonable and good-faith determination by the Employer that you (i) engaged in gross negligence in the performance of your duties or willfully and continuously failed or refused to perform any duties reasonably requested in the course of your employment; (ii) engaged in fraud, dishonesty, or any other serious misconduct that causes or has the potential to cause harm to any entity in the Activision Blizzard Group, including its business or reputation; (iii) materially violated any lawful directives or policies of the Activision Blizzard Group or any laws, rules or regulations applicable to your employment with the Activision Blizzard Group; (iv) materially breached this Agreement or any other agreement to which you are a party with any members of Activision Blizzard Group; (v) materially breached any proprietary information or confidentiality agreement with any member of Activision Blizzard Group; (vi) were convicted of, or pled guilty or no contest to, a felony or crime involving dishonesty or moral turpitude; (vii) materially breached your fiduciary duties to the Activision Blizzard; or (viii) you may not lawfully work for the Employer at your assigned principal place of business.
(ii)In the case of any termination for Cause that is curable without any residual damage (financial or otherwise) to Activision Blizzard Group, the Employer shall give you at least thirty (30) days written notice of its intent to terminate your employment; provided, that in no event shall any termination pursuant to clause (vi) of the definition of Cause be deemed curable. The notice shall specify (x) the effective date of your termination and (y) the particular acts or circumstances that constitute Cause for such termination. You shall be given the opportunity within fifteen (15) days after receiving the notice to explain why Cause does not exist or to cure any basis for Cause (other than a termination pursuant to clause (vi) of the definition thereof). Within fifteen (15) days after any such explanation or cure, the Employer will make its final determination regarding whether Cause exists and deliver such determination to you in writing. If the final decision is that Cause exists and no cure has occurred, your employment with the Employer shall be terminated for Cause as of the date of termination specified in the original notice. If the final decision is that Cause does not exist or a cure has occurred, your employment with the Employer shall not be terminated for Cause at that time.
(iii)If your employment terminates for any reason other than a termination by the Employer for Cause, at a time when the Employer had Cause to terminate you (or would have had Cause if it then knew all relevant facts) under clauses (i), (ii), (v), (vi) or (vii) of the definition of Cause, your termination shall be treated as a termination by the Employer for Cause.
(b)By the Employer Without Cause. The Employer may terminate your employment without Cause at any time during the Term and such termination shall not be deemed a breach by the Employer of any term of this Agreement or any other duty or obligation, expressed or implied, which the Employer may owe to you pursuant to any principle or provision of law.
(c)By You If Your Principal Place of Business Is Relocated Without Your Consent. At any time during the Term, you may terminate your employment if, without your written agreement or other voluntary action on your part, the Employer reassigns your principal place of business to a location that is more than fifty (50) miles from your principal place of business as of the Effective Date and that materially and adversely affects your commute; provided, however, that you must (i) provide the Employer with written notice of your intent to terminate your employment under this Section 9(c) and a description of the event you believe gives you the right to do so within thirty (30) days after the initial existence of the event and (ii) the Employer shall have ninety (90) days after you provide the notice described above to cure any such default (the “Cure Period”).  You will have five (5) days following the end of the Cure Period to terminate your employment, if the Employer does not cure, after which your ability to terminate your employment under this Section 9(c) will no longer exist. You agree that if you resign for any other reason that it will constitute a material breach of this Agreement.
(d)Death. In the event of your death during the Term, your employment shall terminate immediately as of the date of your death.
(e)Disability. In the event that you are or become “disabled,” the Employer shall, to the extent permitted by applicable law, have the right to terminate your employment. For purposes of this Agreement, “disabled” shall mean that either (i) you have a physical or mental impairment that renders you unable to perform the duties required of you under this Agreement, even with the Employer providing you a reasonable accommodation, as determined by a physician mutually acceptable to you and the Employer or (ii) you are receiving benefits under any long-term disability plan of the Employer then in effect. You shall cooperate and make yourself available for any medical examination requested by the Employer with respect to any determination of whether you are disabled within ten (10) days of such a request. Without limiting the generality of the foregoing, to the extent provided by the Employer’s policies and practices then in effect, you shall not receive any Base Salary during any period in which you are disabled; provided, however, that nothing in this Section 9(e) shall impact any right you may have to any payments under the Employer’s short-term and long-term disability plans, if any.
10.Termination of Obligations and Severance Payments
(a)General. Upon the termination of your employment pursuant to Section 9, your rights and the Employer’s obligations to you under this Agreement shall immediately terminate except as provided in this Section 10 and Section 11(s), and you (or your heirs or estate, as applicable) shall be entitled to receive any amounts or benefits set forth below (subject in all cases to Sections 10(e), 11(q) and 11(r)). The payments and benefits provided pursuant to this Section 10 are (x) in lieu of any severance or income continuation protection under any plan of the Activision Blizzard Group that may now or hereafter exist and (y) deemed to satisfy and be in full and final settlement of all obligations of the Activision Blizzard Group to you under this Agreement. You shall have no further right to receive any other compensation benefits following your termination of employment for any reason except as set forth in this Section 10.
For the purposes of this Agreement, the following terms shall have the following meanings:

“Basic Severance” shall mean payment of (1) any Base Salary earned but unpaid as of the Termination Date; (2) any business expenses incurred but not reimbursed under Section 5 as of the Termination Date; and (3) payment in lieu of any vacation accrued under Section 7 but unused as of the Termination Date.
“Bonus Severance” shall mean payment of:
(i)an amount equal to the Annual Bonus that the Employer determines, in its sole and absolute discretion, you would have received (if any) in accordance with Section 2(c) for any year that ended prior to the Termination Date had you remained employed through the date such bonus would have otherwise been paid (in the event that your Termination Date occurs before such bonus would have been paid) provided, however, that in the exercise of discretion, to the extent any other similarly situated executive has the same objective bonus measurements or metrics, the Employer will evaluate your achievement of such objective measurements or metrics in a manner consistent with such other similarly situated executive; and
(ii)an amount equal to the Annual Bonus that the Employer determines, in its sole and absolute discretion, you would have received (if any) in accordance with Section 2(c) for the year in which your Termination Date occurs had you remained employed through the date such bonus would have been paid, multiplied by a fraction, the numerator of which is the number corresponding to the calendar month in which the Termination Date occurs and the denominator of which is 12, where, for purposes of calculating the amount of such bonus, any goals will be measured by actual performance; provided, however, that in the exercise of discretion, to the extent any other similarly situated executive has the same objective bonus measurements or metrics, the Employer will evaluate your achievement of such objective measurements or metrics in a manner consistent with such other similarly situated executive.
“Termination Date” shall mean the effective date of your termination of employment pursuant to Sections 9(a)-(e).
“Total Severance Limit” shall mean the maximum total value of any severance payments and benefits that you will be due from the Employer in any scenario, which maximum total value shall be equal to your prior year’s target compensation, as determined by the Compensation Committee, notwithstanding anything to the contrary in this Agreement; provided, however, that if the AOP OI Objective for the calendar year preceding the calendar year in which your Termination Date occurred (the “Measurement Year”) was 100% or more of the annual operating plan operating income objective established by the Board for such Measurement Year, the Employer’s Chief Executive Officer may, in the Chief Executive Officer’s sole and absolute discretion, increase the Total Severance Limit.

(b)Death. In the event your employment is terminated under Section 9(d), and subject to the Total Severance Limit:
(i)Basic Severance. Your heirs or estate, as the case may be, shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan;
(ii)Lump Sum Payment of Two Times Base Salary. Your heirs or estate, as the case may be, shall receive payment of an amount equal to two (2) times the Base Salary (at the rate in effect as of the Termination Date) in a lump sum within thirty (30) days following the Termination Date; provided, however, that this amount shall be reduced by any payments to which you become entitled upon death under any Employer-sponsored plan other than the $2,000,000 life insurance policy;
(iii)Bonus Severance. Your heirs or estate, as the case may be, shall receive payment of the Bonus Severance in a lump sum no later than the 15th day of the third month of the year following the year to which the underlying amount relates; and
(iv)Impact on Equity Awards. All outstanding equity awards shall cease to vest. All vested equity shall be handled in accordance with the applicable incentive plans and award agreements. Any equity awards that are not vested as of your Termination Date will be cancelled immediately.

(c)Termination by the Employer Without Cause, by You if Your Principal Place of Business Is Relocated Without Your Consent or by the Employer if You Become Disabled. In the event the Employer terminates your employment under Section 9(b), you terminate your employment under Section 9(c) or the Employer terminates your employment under Section 9(e) and subject to the Total Severance Limit:
(i)Basic Severance. You or your legal representative, as the case may be, shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan;
(ii)Salary Continuation. You or your legal representative, as the case may be, shall receive the payment of an amount equal to the Base Salary (at the rate in effect on the Termination Date) that you would have received had you remained employed through the Expiration Date, which amount shall be paid in equal installments commencing on the first payroll date following the 60th day following the Termination Date in accordance with the Employer’s payroll practices as in effect from time to time, provided that the first such payment shall include any installments relating to the 60 day period following the Termination Date; provided, however, that, to the extent doing so will not result in the imposition of additional taxes under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (the “Code”), this amount shall be reduced by any payments which you have received or to which you become entitled under any Employer-sponsored long-term disability plan;
(iii)Bonus Severance. You or your legal representative, as the case may be, shall receive payment of the Bonus Severance in a lump sum no later than the 15th day of the third month of the year following the year to which the underlying amount relates; and
(iv)Impact on Equity Awards. All outstanding equity awards shall cease to vest. All vested equity shall be handled in accordance with the applicable incentive plans and award agreements. Any equity awards that are not vested as of your Termination Date will be cancelled immediately.
(v)Severance Conditioned Upon Release. Payments and benefits described in Sections 10(c)(ii) and (c)(iii) are conditioned upon your or your legal representative’s execution of a waiver and release in a form prepared by the Employer and that release becoming effective and irrevocable in its entirety within sixty (60) days of the Termination Date. Unless otherwise provided by the Employer, if the release referenced above does not become effective and irrevocable on or prior to the sixtieth (60th) day following the Termination Date, you shall not be entitled to any payments under this Section 10(c) other than the Basic Severance.

(d)Termination by the Employer Without Cause 9(b), by You if Your Principal Place of Business Is Relocated Without Your Consent 9(c), by the Employer if Because of Your Death 9(d) or You Become Disabled 9(e). If and only if your employment is terminated pursuant to Section 9(b), 9(c), 9(d) or 9(e), in addition to any payments and benefits described in Section 10(c)(ii) and 10(c)(iii) you may be due, you will also receive, subject to the Total Severance Limit:
(i)Additional Severance.
a.You or your legal representative, as the case may be, shall receive payment of $950,000, if, and only if, (i) your Termination Date is after December 31, 2021, but before March 31, 2022, and (ii) the Compensation Committee determines, in its sole and absolute discretion, that Activision Blizzard’s 2021 OI is 90% or greater than the 2021 OI Objective;
b.You or your legal representative, as the case may be, shall receive payment of $950,000, if, and only if, (i) your Termination Date is after December 31, 2022, but before March 31, 2023, and (ii) the Compensation Committee determines, in its sole and absolute discretion, that Activision Blizzard’s 2022 OI is 90% or greater than the 2022 OI Objective; and
c.You or your legal representative, as the case may be, shall receive payment of $950,000, if, and only if, (i) your Termination Date is after December 31, 2023, but before March 31, 2024, and (ii) the Compensation Committee determines, in its sole and absolute discretion, that Activision Blizzard’s 2023 OI is 90% or greater than the 2023 OI Objective.
All amounts owed pursuant to this Section 10(d)(i) will be paid within thirty (30) days after the date the Compensation Committee determines that the applicable OI conditions have been achieved (if any), provided that this is no sooner than the 60th day following the Termination Date, and will be subject to applicable taxes and withholdings.
(ii)PSU Termination Consideration. Notwithstanding the foregoing, but subject to the Total Severance Limit, in the event that (a) your Termination Date occurs after the completion of one or more applicable performance periods, (b) the Compensation Committee determines that the applicable OI performance objective(s) have been achieved for a performance period completed prior to your Termination Date, and (c) the applicable tranche has not vested as of the Termination Date, then an amount to be calculated as provided for below in Section 10(d)(iii) shall be paid to you (the “PSU Termination Consideration”). This amount shall be paid within 30 days after the date the Compensation Committee determines that the applicable OI performance objective(s) have been achieved (if any), provided that this is no sooner than the sixtieth (60th) day following the Termination Date and no later than December 31 of the year in which the Termination Date occurs, and will be subject to applicable taxes and withholdings.
(iii)The formula for determining the PSU Termination Consideration for each applicable tranche of cancelled PSUs, if any, is as follows: multiply the Grant Date Price by the product of the number of performance share units for the applicable tranche by the ratio, as determined by the Compensation Committee, in its sole and absolute discretion, of the non-GAAP operating income for the applicable time period to the OI Objective for the applicable fiscal year (e.g., the performance objective for the applicable fiscal year) or applicable time period, up to the applicable maximum percentage.
(iv)Severance Conditioned Upon Release. Payments and benefits described in this Section 10(d) are conditioned upon your or your legal representative’s execution of a waiver and release in a form prepared by the Employer and that release becoming effective and irrevocable in its entirety within sixty (60) days of the Termination Date. Unless otherwise provided by the Employer, if the release referenced above does not become effective and irrevocable on or prior to the sixtieth (60th) day following the Termination Date, you shall not be entitled to any payments under this Section 10(d).
(e)Termination by the Employer For Cause. In the event your employment is terminated by the Employer under Section 9(a), then:
(i)Basic Severance. You shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan; and
(ii)Impact on Equity Awards. All outstanding equity awards shall cease to vest and, whether or not vested, shall no longer be exercisable and shall be cancelled immediately.
(f)Termination on the Expiration Date. In the event your employment terminates on the Expiration Date, then:

(i)Basic Severance. You shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan;
(ii)Bonus Severance. You shall receive payment of the Bonus Severance in a lump sum no later than the fifteenth (15th) day of the third month of the year following the year to which the underlying amount relates; and
(iii)Impact on Equity Awards. All outstanding equity awards shall cease to vest. All vested equity shall be handled in accordance with the applicable incentive plans and award agreements. Any equity awards that are not vested as of your Termination Date will be cancelled immediately.
(g)Breach of Post-termination Obligations or Subsequent Employment.
(i)Breach of Post-termination Obligations. In the event that you breach any of your obligations under Section 8, the Employer’s obligation, if any, to make payments and provide benefits under Section 10 (other than payment of the Basic Severance) shall immediately and permanently cease and you shall not be entitled to any such payments or benefits.
(ii)Subsequent Employment or Services. Notwithstanding anything to the contrary contained herein, you shall receive any payments and benefits to which you may be entitled under Section 10 (other than payment of the Basic Severance) only for the time period that you do not obtain subsequent employment and/or provide services of any kind for compensation, whether as principal, owner, partner, agent, shareholder, director, employee, consultant, advisor or otherwise, to any person, company, venture or other person or business entity. If, at any time, you obtain subsequent employment or provide services as set forth in the prior sentence, you must promptly notify the Employer and payments and benefits to which you may be entitled under Section 10 (other than payment of the Basic Severance) shall cease as of the date you commenced such employment or provision of services.
11.General Provisions
(a)Entire Agreement. This Agreement, together with the Confidential Information Agreement and the Activision Blizzard Group Dispute Resolution Agreement (the “Dispute Resolution Agreement”, as referenced in Section 11(k) below), supersede all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with the Activision Blizzard, and no amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both the Employer and you. You acknowledge that in entering into this Agreement, you are not relying on any promises or representations (whether oral or written) other than those set forth in the agreements referenced in this Section. To the extent that this Agreement conflicts with any of the Employer’s policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations.
(b)Use of Employee’s Name and Likeness. You hereby irrevocably grant each member of the Activision Blizzard Group the right, but not the obligation, to use your name or likeness in any product made by the Activision Blizzard Group or for any publicity or advertising purpose in any medium now known or hereafter existing.
(c)Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by you without the prior written consent of the Employer. The Employer may assign this Agreement or all or any part of its rights and obligations under this Agreement at any time and following such assignment all references to the Employer shall be deemed to refer to such assignee and the Employer shall thereafter have no obligation under this Agreement.
(d)No Conflict with Prior Agreements. You represent to the Employer that neither your commencement of employment under this Agreement nor the performance of your duties under this Agreement conflicts or will conflict with any contractual or legal commitment on your part to any third party, nor does it or will it violate or interfere with any rights of any third party. If you have acquired any confidential or proprietary information in the course of your prior employment or otherwise in connection with your provision of services to any entity outside the Activision Blizzard Group, during the Term you will fully comply with any duties to such entity then-applicable to you not to disclose or otherwise use such information.
(e)Successors. This Agreement shall be binding on and inure to the benefit of the Employer and its successors and assigns, including successors by merger and operation of law. This Agreement shall also be binding on and inure to the benefit of you and your heirs, executors, administrators and legal representatives.
(f)Waiver. No waiver by you or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.
(g)Expiration. This Agreement does not constitute a commitment of the Employer with regard to your employment, express or implied, other than to the extent expressly provided for herein. Upon the Expiration Date, or, if earlier, the termination of this Agreement pursuant to Section 9, the Employer shall not have any obligations with respect to your continued employment.

(h)Taxation. The Employer may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes or amounts as shall be required or permitted pursuant to any law, governmental regulation or ruling or agreement with you.
(i)Immigration. In accordance with the Immigration Reform and Control Act of 1986, employment under this Agreement is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.
(j)Choice of Law. Except to the extent governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California or whatever other state in which you were last employed by the Employer, without regard to conflict of law principles.
(k)Arbitration. Except as otherwise provided in this Agreement and the Non-Disclosure Agreement referenced above, both parties agree that any dispute or controversy between them will be settled by final and binding arbitration pursuant to the terms of the Dispute Resolution Agreement (attached hereto as Exhibit B).
(l)Severability. It is expressly agreed by the parties that each of the provisions included in Section 8(g) is separate, distinct, and severable from the other and remaining provisions of Section 8(g), and that the invalidity or unenforceability of any Section 8(g) provision shall not affect the validity or enforceability of any other provision or provisions of this Agreement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under, or would require the commission of any act contrary to, existing or future laws effective during the Term, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a legal and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
(m)Services Unique. You recognize that the services being performed by you under this Agreement are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in the event of a breach of this Agreement by you.
(n)Injunctive Relief. In the event of a breach of or threatened breach of the provisions of this Agreement regarding the exclusivity of your services and the provisions of Section 8, you agree that any remedy at law would be inadequate. Accordingly, you agree that the Employer is entitled to obtain injunctive relief for such breaches or threatened breaches in any court of competent jurisdiction. The injunctive relief provided for in Exhibit B and this Section 11(n) is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party. The parties agree to waive the requirement of posting a bond in connection with a court or arbitrator’s issuance of an injunction.

(o)Remedies Cumulative. The remedies in this Agreement are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.
(p)Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.
(q)Section 409A. To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A. The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, to the extent any payment under this Agreement is subject to Section 409A, you shall not be considered to have terminated employment with the Employer for purposes of the Agreement and no payments shall be due to you under the Agreement which are payable upon your termination of employment unless you would be considered to have incurred a “separation from service” from the Employer within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following your termination of employment shall instead be paid on the first business day after the date that is six months following your termination of employment (or upon your death, if earlier). In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to you pursuant to the Agreement shall be construed as a separate identified payment for purposes of Section 409A. With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A; provided, however, that with respect to any reimbursements for any taxes to which you become entitled under the terms of the Agreement, the payment of such reimbursements shall be made by the Employer no later than the end of the calendar year following the calendar year in which you remit the related taxes.
(r)Section 280G and Section 162(m). Notwithstanding anything herein to the contrary, in the event that you receive any payments or distributions, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Section 280G of the Code, and the net after-tax amount of the parachute payment is less than the net after-tax amount if the aggregate payment to be made to you were three times your “base amount” (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times your base amount, less $1.00. To the extent the aggregate of the amounts constituting the parachute payments are required to be so reduced, the amounts provided under Section 10 of this Agreement shall be reduced (if necessary, to zero) with amounts that are payable reduced first; provided, however, that in all events the payments provided under Section 10 of this Agreement which are not subject to Section 409A shall be reduced first. Similarly, you agree that no payments or distributions, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, shall be made to you if the Employer reasonably anticipates that Section 162(m) of the Code would prevent the Employer from receiving a deduction for such payment. If, however, any payment is not made pursuant to the previous sentence, the Employer shall make such payment as soon as practicable in the first calendar year that it reasonably determines that it can do so and still receive a deduction for such payment. The determinations to be made with respect to this Section 11(r) shall be made by a certified public accounting firm designated by the Employer.
(s)Survivability. The provisions of Sections 8, 10, 11, and 12, as well as Exhibits A and B, shall survive the termination or expiration of this Agreement.
(t)Counterparts and Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. The Agreement may be executed by facsimile or other electronic method. If electronic methods are used by the parties to execute this Agreement, the parties agree that the place of sending and receiving this Agreement shall be in the State of California.
(u)Legal Counsel. You acknowledge that you have been given the opportunity to consult with legal counsel or any other advisor of your own choosing regarding this Agreement. You understand and agree that any attorney retained by the Employer, the Activision Blizzard Group or any member of management who has discussed any term or condition of this Agreement with you or your advisor is only acting on behalf of the Employer and not on your behalf.
(v)Right to Negotiate. You hereby acknowledge that you have been given the opportunity to participate in the negotiation of the terms of this Agreement. You acknowledge and confirm that you have read this Agreement and fully understand its terms and contents, and that you are entering into this agreement voluntarily, with sufficient time to consider the terms and conditions of this Agreement.
(w)No Broker. You have given no indication, representation or commitment of any nature to any broker, finder, agent or other third party to the effect that any fees or commissions of any nature are, or under any circumstances might be, payable by the Activision Blizzard Group in connection with your employment under this Agreement.
12.Indemnification
The Employer agrees that it shall indemnify and hold you harmless to the fullest extent permitted by Delaware law from and against any and all third-party liabilities, costs and claims, and all expenses actually and reasonably incurred by you in connection therewith by reason of the fact that you are or were employed by Activision Blizzard, including, without limitation, all costs and expenses actually and reasonably incurred by you in defense of litigation arising out of your employment hereunder.
13.Notices
All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To the Employer:	Activision Blizzard, Inc.
3100 Ocean Park Boulevard
Santa Monica, California 90405
Attention: Chief Legal Officer

To You:	Armin Zerza
(to be sent to last known home
Address on file with Human Resources)

Either party may by written notice designate a different address for giving of notices. The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

ACCEPTED AND AGREED TO:

Employer:		Employee:

Activision Blizzard, Inc.

By:	/s/ CLAUDINE NAUGHTON	By:	/s/ ARMIN ZERZA
	Claudine Naughton		Armin Zerza
Chief People Officer

Date:	August 13, 2021	Date:	August 12, 2021